UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 13, 2019, Snow Park issued the following press release, which was also posted by Snow Park to www.RenewRESI.com:

ISS Supports Snow Park’s Case for Change and Recommends Front Yard Stockholders Vote the Blue Proxy Card

Leading Proxy Advisory Firm Recommends Stockholders Vote FOR Lazar Nikolic and Jeffrey Pierce, Who Posses Deep REIT and Single-Family Market Experience As Well As Additive Ownership Perspectives

ISS Believes Change is Warranted on Front Yard’s Board Given the Company’s Long-Term Underperformance, Ineffective Strategy and Weak Corporate Governance

ISS Highlights That Since George Ellison Became Front Yard’s CEO and Initiated its Transition to a Single-Family Rental REIT, the Company Has Failed to Gain Adequate Scale While Incurring Too Much Debt and Generating Insufficient Income – Resulting in Negative Returns

In Addition to Sharing Concerns About the Incumbent Board’s Independence and Qualifications, ISS Notes That George Ellison’s Roles as CEO of Front Yard and AAMC May Pose Conflicts of Interest

Snow Park Urges Stockholders Seeking Checks-and-Balances and a Path to NAV Realization to Vote FOR All Three of Its Highly-Qualified, Independent Nominees on the BLUE Proxy Card

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) today announced that Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, has endorsed its case for change at Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”). ISS recommends that stockholders vote the BLUE proxy card FOR the election of Snow Park’s highly-qualified and independent nominees – Lazar Nikolic and Jeffrey Pierce – to Front Yard’s Board of Directors (the “Board”) at the Company’s upcoming annual meeting on May 23, 2019. ISS also recommends that stockholders WITHHOLD votes from management’s incumbent director nominees Rochelle Dobbs and Wade Henderson, two current members of the governance committee who have failed to address Front Yard’s anti-stockholder restrictions and policies.

Stockholders who agree that greater urgency is needed to effect change at Front Yard should vote the BLUE proxy card to elect Snow Park’s full slate of nominees that also includes Leland Abrams, a sizable stockholder of the Company with significant experience when it comes to the fundamentals, operating realities and portfolio management dynamics of the single-family residential market. For information pertaining to our case for change and voting resources, please visit www.RenewRESI.com today.

In its full report, ISS affirmed Snow Park’s criticisms of Front Yard’s poor long-term performance, numerous strategic lapses, and weak corporate governance. ISS concluded that stockholders should vote on the BLUE proxy card:1

•	“The dissident has presented a compelling case that board change is warranted. Since [George] Ellison's succession as CEO, the board has overseen value destruction driven by RESI's transition to a fully single-family rental-focused REIT, a process in which it has been unable to gain sufficient scale, has taken on too much debt, and has been unable to derive a sufficient return on acquisitions. These factors, along with a governance structure that is disconnected from the interests of shareholders, justifies the addition of at least two dissident nominees.”

•	“ISS measured TSR from Ellison's succession as CEO in mid-2015 (which will also approximate initiation of the strategy shift for purposes of this analysis) through March 29, 2019 (the unaffected date), as well as over the trailing one, three, and five years. ISS compared the returns to the FTSE NAREIT All Equity REITs Index and to those of peers (AMH and INVH – identified by both RESI and the dissident as RESI's closest public peers) […] RESI delivered negative returns and underperformed the comparators over all four measurement periods.”

•	“That RESI has contended with four activist situations over the period is emblematic of the disconnect between the board and the investor base. It is clear from this alone that the actions of the board have been misaligned with the priorities of shareholders.”

With respect to structural issues that Snow Park believes evidences the need for a new strategy at Front Yard, ISS noted:

•	“G&A expenses (plus management fees paid to AAMC) were 17.8 percent of revenue in Q1 FY2019 (on revenue of $52.6 million), an increase from 16.3 percent in Q1 FY2018 (on revenue of $39.8 million). […] G&A expenses (plus management fees)/revenue, on both a quarterly and annual basis, have remained elevated relative to the ratios posted by [AMH] and INVH, which were 3.4 percent and 5.7 percent in FY2018, respectively […] even though RESI identifies reasons for the increase in the ratio from Q1 FY2018 to Q1 FY2019, it is concerning in light of the 32.3 percent increase in revenue.”

•	“RESI's balance sheet weakness is confirmed by the extent to which its interest expense/revenue ratio is outsized relative to peers. Interest expense was 40.9 percent of revenue in Q1 FY2019, an increase from 40.4 percent in Q1 FY2018 – the figures for RESI, [AMH], and INVH in FY2018 were 42.1 percent, 11.5 percent, and 22.3 percent, respectively.”

•	“While RESI's rental property occupancy rate for Q1 FY2019 was in line with the historical rates for AMH and INVH, RESI has not been able to generate comparable returns. In FY2018, RESI posted $183.0 million in revenue, equating to 8.7 percent of its $2.1 billion year-end balance for real estate held for use (taken on a gross basis before depreciation to better reflect the purchase price) – the ratio was 11.7 percent for [AMH] and 9.5 percent for INVH.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

In its assessments of Front Yard’s board-level issues and corporate governance weaknesses, ISS concluded:

•	“There are also concerns about board independence, as the CEO and two other directors, chair Dobbs and director McDowell, had overlapping terms of employment at Bank of America […] RESI does not appear to contest the dissident's assertion regarding their relationships […] it is unclear how a collective of three directors steeped in Bank of America culture is a value add for the board of an SFR REIT.”

•	“It is worth noting that [George] Ellison is not only a shareholder of both RESI and AAMC […] but he is the CEO of both entities, which arguably poses greater potential for a conflict of interest (and opportunity for it to manifest).”

•	“RESI has failed to provide shareholders with the ability to amend the bylaws, which constitutes a material governance failure and represents a flagrant disregard for shareholders' rights. The board's decision not to opt out of MUTA, even if only to generate some goodwill among its shareholder base during this proxy contest, serves to magnify this concern.”

Jeffrey Pierce, Founder and Managing Partner of Snow Park, commented:

“We are very pleased that ISS supports Snow Park’s case for change at Front Yard and recommends stockholders vote the BLUE proxy card to elect Lazar Nikolic and myself. The thorough assessment of Front Yard issued by ISS reaffirms nearly all of the strategic lapses, structural issues and governance failures that Snow Park has been highlighting in recent weeks. Notably, ISS appears to share Snow Park’s core view that Front Yard’s current growth-centric business plan has been – and remains – severely hindered by excessive debt, extremely high expenses and an inability to generate sufficient revenue from acquired properties. If elected, Snow Park’s highly-qualified and independent nominees will work to reverse the Company’s trajectory of negative returns by bringing important checks-and-balances to the boardroom and pushing for a full strategic review that assesses alternative paths to value creation.

We also agree with ISS that stockholders who feel a greater sense of urgency is needed to effect change at Front Yard should consider voting on the BLUE proxy card FOR Snow Park’s full slate of three nominees that includes Leland Abrams, a sizable stockholder of the Company with significant experience when it comes to the fundamentals, operating realities and portfolio management dynamics of the single-family residential market. Given that Front Yard has destroyed approximately $500 million in stockholder wealth in recent years and the Company still has no credible plan for realizing management’s stated Net Asset Value of $17.50 per share,2 we believe the case for meaningful and timely change could not be clearer.

Although Front Yard has repeatedly shown it is willing to misrepresent the Company’s dire state and mischaracterize Snow Park’s interests, we encourage our fellow stockholders to focus on the facts as they relate to the incumbent Board’s poor track record, unaddressed conflicts and lack of vision. Stockholders have two distinct choices this year: either place more trust in the hands of the incumbent Board that has already presided over an approximately 50% decline in share price in recent years OR vote to install owners with real alignment of interests and additive experience in the boardroom to ensure all paths to maximizing value are impartially evaluated. All three members of Snow Park’s slate want nothing more than to apply their expertise and knowledge towards delivering the value that Front Yard’s long-suffering stockholders deserve.”

2 A NAV of $17.50 was set forth in Front Yard’s February 2019 earnings call transcript

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – on the BLUE proxy card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

VISIT WWW.RENEWRESI.COM TODAY.

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

Contacts

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John Ferguson / Joe Mills, 212-257-1311

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Greg Marose / Ashley Areopagita, 347-343-2999

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